Exhibit 99.9

FOR IMMEDIATE RELEASE		February 1, 2006
Media Contacts:	Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Lisa Malagon, (602) 250-5671
Web site:	www.pinnaclewest.com
PINNACLE WEST REPORTS 2005 EARNINGS
Lower Annual Earnings Due to Regulatory Disallowance and Higher Fuel Costs
PHOENIX — Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated net income for the year 2005 of $176.3 million, or $1.82 per diluted share of common stock. This result compares with $243.2 million, or $2.66 per share, for the year 2004.
“Our 2005 earnings reflect the deferral of the higher natural gas prices we experienced,” said Chairman Bill Post. “The Arizona Corporation Commission’s (ACC) action last week to start recovery of these deferrals is a positive step; however, the pending emergency rate case is critical to recover the higher fuels costs we are incurring to meet current customer demands today.”
Under the power supply adjustor (PSA) approved by the ACC in Arizona Public Service Company’s (APS) last rate case, 90 percent of the increases in the Company’s fuel and purchased power costs above current base rates are “deferred,” or set aside, for future recovery from customers. In accordance with generally accepted accounting principles, the deferrals positively impact earnings on a non-cash basis until the collection of such costs is approved by the ACC.
The year-to-year comparison was negatively impacted by the regulatory disallowance resulting from the ACC’s retail rate decision issued in April 2005; higher fuel and purchased power costs; a net loss from discontinued operations related to the sale of the Company’s interest in the Silverhawk Power Station; an increase in operating costs primarily related to customer service and generation; higher property taxes; lower contributions from the marketing and trading segment; and the 2004 gain on the sale of the Phoenix Suns. These factors were partially offset by the PSA deferrals; higher retail sales volumes at APS due to customer growth; higher retail electricity revenues resulting from the company’s first price increase in 14 years; improved results from the Company’s real estate operations; and lower depreciation and amortization expense.
APS reported lower net income for 2005 of $170.5 million, of which about 60 percent, or $105.5 million, was related to the PSA deferrals. This result compares with net income of $199.6 million for 2004. APS’ retail customer base grew 4.3 percent, more than three times the U.S. average, and its customers’ peak energy needs grew more than 9 percent. Moreover, in 2005, APS passed the one-million-customer mark as it added more than 41,000 new retail customers.

PINNACLE WEST REPORTS 2005 EARNINGS	February 1, 2006

SunCor Development Co., Pinnacle West’s real estate subsidiary, delivered solid performance, reporting 2005 net income of $55.6 million, compared with net income of $44.7 million for 2004.
For the 2005 fourth quarter, the Company reported consolidated net income of $21.3 million, or $0.22 per diluted share of common stock. This result compares with consolidated net income of $33.7 million, or $0.37 per share, in last year’s corresponding period.
For more information on Pinnacle West’s operating statistics and earnings, please visit www.pinnaclewest.com/financials.
Pinnacle West is a Phoenix-based company with consolidated assets of about $11 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.
Web cast and Conference Call
The Company will hold a conference call and live web cast at 4 p.m. (ET) today, Wednesday, February 1, 2006, to discuss its earnings and recent events. The web cast can be accessed at www.pinnaclewest.com/presentations and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 356-3961 and enter reservation number 3786864. A replay of the call also will be available until 11:55 p.m. (ET), Wednesday, February 8, 2006, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering the same reservation number.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2005	2004	2005	2004
Operating Revenues
Regulated electricity segment	$488,035	$429,295	$2,237,145	$2,035,247
Marketing and trading segment	84,098	110,521	351,558	400,628
Real estate segment	105,081	163,553	338,031	350,315
Other revenues	14,458	9,912	61,221	42,816

Total	691,672	713,281	2,987,955	2,829,006

Operating Expenses
Regulated electricity segment fuel and purchased power	152,609	125,024	595,141	567,433
Marketing and trading segment fuel and purchased power	77,744	88,151	293,091	320,667
Operations and maintenance	168,706	157,732	635,827	592,320
Real estate segment operations	87,811	108,634	278,366	284,194
Depreciation and amortization	85,622	96,655	347,652	391,597
Taxes other than income taxes	28,512	27,064	132,040	120,722
Other expenses	12,536	8,215	51,987	34,108
Regulatory disallowance	(4,655)	—	138,562	—

Total	608,885	611,475	2,472,666	2,311,041

Operating Income	82,787	101,806	515,289	517,965

Other
Allowance for equity funds used during construction	2,784	2,026	11,191	4,885
Other income	5,505	3,309	23,360	53,289
Other expense	(13,895)	(7,066)	(26,716)	(21,340)

Total	(5,606)	(1,731)	7,835	36,834

Interest Expense
Interest charges	42,267	48,463	185,087	183,527
Capitalized interest	(1,884)	(2,774)	(12,018)	(11,460)

Total	40,383	45,689	173,069	172,067

Income From Continuing Operations Before Income Taxes	36,798	54,386	350,055	382,732

Income Taxes	13,029	16,666	126,892	136,142

Income From Continuing Operations	23,769	37,720	223,163	246,590

Loss From Discontinued Operations
Net of Income Taxes	(2,422)	(3,991)	(46,896)	(3,395)

Net Income	$21,347	$33,729	$176,267	$243,195

Weighted-Average Common Shares Outstanding — Basic	98,982	91,620	96,484	91,397

Weighted-Average Common Shares Outstanding — Diluted	99,050	91,779	96,590	91,532

Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations — Basic	$0.24	$0.41	$2.31	$2.70
Net Income — Basic	$0.22	$0.37	$1.83	$2.66
Income From Continuing Operations — Diluted	$0.24	$0.41	$2.31	$2.69
Net Income — Diluted	$0.22	$0.37	$1.82	$2.66
Certain prior-year amounts have been reclassified to conform to the 2005 presentation.